Filed Pursuant to Rule 424(b)(2)

File Nos. 333-106179 and 107752

PROSPECTUS SUPPLEMENT

(To prospectus dated July 15, 2003)

4,400,000 Shares

MGI PHARMA, INC.

Common Stock

MGI PHARMA, INC. is selling 4,400,000 shares of its common stock.

The shares are quoted on the Nasdaq National Market under the symbol “MOGN.” On August 7, 2003, the last sale price of the shares as reported on the Nasdaq National Market was $36.78 per share.

Investing in the common stock involves risks which are described in the Risk Factors section beginning on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$35.50	$156,200,000
Underwriting discount	$2.13	$9,372,000
Proceeds, before expenses, to MGI PHARMA, INC.	$33.37	$146,828,000

The underwriters may also purchase up to 660,000 additional shares from MGI PHARMA, INC. at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about August 13, 2003.

Merrill Lynch & Co.	U.S. Bancorp Piper Jaffray

Lazard

C. E. Unterberg, Towbin

The date of this prospectus supplement is August 7, 2003.

Prospectus Supplement

Prospectus

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with information that is different. We are only offering the securities in states where it is legal to offer and sell them. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the cover page of the documents. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

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Important Notice About Information Presented In This

Prospectus Supplement And The Accompanying Prospectus

In this prospectus supplement and the accompanying prospectus, the terms “MGI,” “MGI PHARMA,” “we,” “us” and “our” refer to MGI PHARMA, INC.

We provide information to you about the common stock in two separate documents: (a) the accompanying prospectus, which provides general information, and (b) this prospectus supplement, which describes the specific details regarding this offering. If information in this prospectus supplement is inconsistent with the prospectus, you should rely on this prospectus supplement.

You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” on page S-26 of this prospectus supplement and on page 28 of the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information, except for any information superseded by information contained directly in the prospectus or this prospectus supplement.

Except as otherwise indicated, the information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ overallotment option to purchase additional shares of common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in the accompanying prospectus supplement contain forward-looking statements based on our current expectations, assumptions, estimates and projections about ourselves and our industry. Forward-looking statements may be identified by the use of language such as “may,” “will,” “expect,” “anticipate,” “estimate,” “should” or “continue,” and similar language. These forward-looking statements involve risk and uncertainty. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, some of which are described in the “Risk Factors” section and in the accompanying prospectus and our reports to the SEC incorporated by reference into the accompanying prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. We urge you to read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections in this prospectus supplement and in the prospectus and the documents identified under “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus.

Business of MGI PHARMA

MGI PHARMA is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. Our goal is to become a leader in oncology by focusing on our three core competencies of oncology product acquisition, development and commercialization. As a result, we acquire intellectual property or product rights from others after basic research and discovery have been completed. Our current product portfolio consists of two marketed products, one product recently approved by the Food and Drug Administration (FDA) named Aloxi™, and two clinical stage drug candidates.

According to the American Cancer Society, there are approximately 1.3 million new cases of cancer diagnosed in the United States each year. Cancer is the second leading cause of death in the United States and is projected to result in approximately 556,500 deaths in the United States in 2003. The three most common forms of cancer treatment are surgery, radiation therapy, and chemotherapy. In addition to these treatment regimens, cancer patients often need supportive care to prevent or treat the side effects of certain cancer therapies, including nausea and vomiting, which are considered the most feared and debilitating side-effects of most chemotherapy and radiation treatments. Our portfolio consists of products that treat cancer and selected conditions resulting from certain cancer therapies.

Aloxi™

Aloxi™ (palonosetron hydrochloride) is a potent, highly selective serotonin subtype 3, or 5-HT3, receptor antagonist differentiated by its strong receptor binding affinity and extended half-life for the prevention of chemotherapy-induced nausea and vomiting (CINV). On July 25, 2003, we received approval from the FDA to market Aloxi™ for the treatment of acute and delayed CINV. We obtained exclusive U.S. and Canadian license and distribution rights to Aloxi™ from Helsinn Healthcare SA in April 2001. We are planning to launch Aloxi™ in September 2003 through our existing commercial organization, including approximately 80 oncology sales representatives. Upon launch, Aloxi™ will enter the growing U.S. 5-HT3 receptor antagonist market estimated to be $1.4 billion in 2002. Of this amount, the market for CINV is estimated to be approximately $800 million.

A primary cause of CINV is the release of serotonin in the body in response to chemotherapy. 5-HT3 receptor antagonists, like Aloxi™, act by binding to serotonin receptors in the central and peripheral nervous system involved with nausea and vomiting, thereby blocking serotonin stimulation of these nerves and reducing or eliminating CINV. CINV can be characterized as acute nausea and vomiting occurring zero to 24 hours post chemotherapy, or delayed nausea and vomiting occurring 24 to 120 hours post chemotherapy. Despite the availability of preventive treatments, including first generation 5-HT3 receptor antagonists, nearly fifty percent of all patients receiving chemotherapy experience nausea and vomiting.

The results of the pivotal Phase 3 clinical trials demonstrate that Aloxi™ is more effective than ondansetron (Zofran®), the current 5-HT3 antagonist market leader by sales, and dolasetron (Anzemet®), the number two product by sales, for treating CINV due to moderately emetogenic chemotherapy. The most frequently prescribed chemotherapies, including those used to treat the most common cancers such as breast, lung and colon, are considered moderately emetogenic or having a moderate to moderately-high potential to cause nausea and vomiting. Based on the Phase 3 trials conducted, Aloxi™ is shown statistically to have greater efficacy or to be as effective as ondansetron and dolasetron for prevention of acute and delayed CINV. Overall, the incidence, pattern, duration, and intensity of adverse reactions were similar among patients treated with Aloxi™ and other 5-HT3 receptor antagonists. In 633 patients treated with Aloxi™ during Phase 3 trials, the most common adverse reactions related to the study drug were headache (9%) and constipation (5%). The table below provides a summary of the efficacy results from these pivotal Phase 3 clinical trials, where complete response rate is defined as the proportion of treated patients which had no vomiting and no rescue medication.

ALOXI™ PHASE 3 DATA

Prevention of Nausea and Vomiting: Complete Response Rates

	Moderately Emetogenic Chemotherapy						Highly Emetogenic Chemotherapy
	Study 99-03			Study 99-04			Study 99-05
	Aloxi™		Ondansetron	Aloxi™		Dolasetron	Aloxi™	Ondansetron
Acute CINV (0-24 hours)	81	%*	69%	63%		53%	59%	57%
Delayed CINV (24-120 hours)	74	%*	55%	54	%*	39%	45%	39%
Overall (0-120 hours)	69	%*	50%	46	%*	34%	41%	33%

*	Indicates results that demonstrated statistically greater efficacy than the alternative 5-HT3 product compared in trial.

We believe that Aloxi™ will be competitive in the U.S. CINV market for 5-HT3 receptor antagonists given that Aloxi™:

•	is highly selective for the 5-HT3 receptor and has a thirty to seven hundred times stronger binding affinity for this receptor than currently marketed 5-HT3 receptor antagonists;

•	is more potent than currently marketed 5-HT3 receptor antagonists;

•	has demonstrated a plasma elimination half-life of almost 40 hours, which is four to ten times longer than any currently marketed 5-HT3 receptor antagonists;

•	has demonstrated in Phase 3 trials statistically to have greater efficacy or to be as effective as ondansetron or dolasetron in preventing both acute and delayed CINV; and

•	is the only 5-HT3 receptor antagonist approved to prevent both acute and delayed CINV.

The potency and extended half life of Aloxi™ may enable patients and their caregivers to control both acute and delayed CINV for several days following chemotherapy with a single fixed intravenous dose. We believe this single fixed dose treatment will be more convenient compared to currently marketed 5-HT3 receptor antagonists, which usually demand patients to adhere to an oral follow-up therapy regimen for several days.

MGI PHARMA Product Portfolio

Currently Marketed Products

Salagen® Tablets: We market Salagen® Tablets in the United States to oncologists as a treatment for the symptoms of radiation-induced xerostomia, or chronic dry mouth, in head and neck cancer patients. We also market Salagen® Tablets in the United States as a treatment for the symptoms of dry mouth associated with Sjögren’s syndrome, an autoimmune disease that damages the body’s moisture-producing glands. Salagen® Tablets are marketed outside the United States through our alliances with international pharmaceutical companies. U.S. sales of our primary commercial product, Salagen® Tablets, accounted for $22 million of our product sales in 2002 or approximately 88 percent.

Hexalen® We also market Hexalen® (altretamine) capsules, an oral chemotherapy for the treatment of recurrent ovarian cancer. Hexalen® capsules are approved for the treatment of ovarian cancer in 21 countries including the United States. Sales of Hexalen® capsules in the United States were $2 million in 2002. We acquired the rights to Hexalen® in November 2000 from MedImmune Oncology, Inc., and commenced direct promotion, or face-to-face sales calls, to oncologists in March 2001.

Clinical Stage Drug Candidates

Irofulven: Irofulven is a novel anti-cancer product candidate from our proprietary family of compounds called acylfulvenes. Mechanism of action studies indicate that irofulven is rapidly taken up by sensitive tumor cells where it produces inhibition of DNA synthesis and DNA lesions resulting in tumor selective cell death. Irofulven is in a series of clinical trials, including Phase 2 clinical trials designed to evaluate the efficacy of irofulven in particular types of cancer as both a mono and combination therapy. Additional Phase 1 clinical trials designed to evaluate the safety and maximum tolerated dose using different dosing schedules in combination with currently marketed chemotherapies are also being conducted. Based on analysis of results from our clinical trials, we believe that irofulven:

•	is potentially active as an anti-cancer agent in treating a broad range of cancers, including ovarian, pancreatic, prostate and liver cancers;

•	has a unique mechanism of action that may make it effective in treating refractory cancers, or cancers that are unresponsive to existing cancer therapies, and useful in combination with existing cancer therapies; and

•	has demonstrated activity against tumors that are known to be resistant to other cancer therapies.

We seek to develop irofulven for cancers or sub-populations of certain types of cancers for which we believe irofulven could most quickly be developed and approved for marketing. We licensed rights to the entire class of acylfulvene agents, including irofulven, from the Regents of the University of California in 1993.

MG98: MG98 is a product candidate we are developing for the purpose of blocking production of the enzyme DNA methyltransferase. DNA methyltransferase inhibits the proper expression of genes that would otherwise slow or stop tumor growth. MG98 is currently being studied in a Phase 1 dose-determination trial.

Strategy

Our goal is to become a leading oncology-focused biopharmaceutical company serving well-defined markets. The key elements of our strategy are to:

•	Successfully launch and commercialize Aloxi™ for chemotherapy-induced nausea and vomiting by aggressively marketing Aloxi™ as an enhanced alternative to currently marketed 5-HT3 antagonists indicated for CINV.

•	Leverage our oncology sales and marketing organization to quickly penetrate the 5-HT3 antagonist market, and serve as a platform from which to launch and market future oncology products.

•	Selectively add to our product portfolio through product in-licensing, acquisition and co-promotion. We intend to focus our product acquisition efforts on currently marketable pharmaceutical products or product candidates that are in late-stage clinical development for which we believe we can effectively add value through our commercial and development capabilities.

•	Successfully develop and commercialize our clinical product candidates, including irofulven for various cancers.

SUMMARY FINANCIAL DATA

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Sales	$21,333	$30,022	$25,402	$9,951	$14,672
Licensing and promotion	3,879	2,932	2,801	1,538	1,957

	25,212	32,954	28,203	11,489	16,629

Costs and expenses:
Cost of sales	1,627	3,633	3,240	1,442	1,724
Selling, general and administrative	18,295	28,463	28,827	14,511	20,202
Research and development	17,241	36,101	32,214	14,054	7,632
Amortization	98	1,182	1,182	591	591

	37,261	69,379	65,463	30,598	30,149
Loss from operations	(12,049)	(36,425)	(37,260)	(19,109)	(13,520)
Interest income	2,146	1,600	1,279	562	419
Interest expense	—	—	(83)	—	(499)

Loss before taxes and cumulative effect of change in accounting principle	(9,903)	(34,825)	(36,064)	(18,547)	(13,600)
Provision for income taxes	148	—	—	—	—

Loss before cumulative effect of change in accounting principle	(10,051)	(34,825)	(36,064)	(18,547)	(13,600)
Cumulative effect of change in accounting principle	(9,403)	—	—	—	—

Net loss	$(19,454)	$(34,825)	$(36,064)	$(18,547)	$(13,600)

Net loss per common share:
Basic:
Loss before cumulative effect of change in accounting principles	$(0.63)	$(1.74)	$(1.44)	$(0.74)	$(0.54)
Cumulative effect of change in accounting principle	$(0.59)	$—	$—	$—	$—

Net loss	$(1.22)	$(1.74)	$(1.44)	$(0.74)	$(0.54)
Assuming dilution:
Loss before cumulative effect of change in accounting principles	$(0.63)	$(1.74)	$(1.44)	$(0.74)	$(0.54)
Cumulative effect of change in accounting principle	$(0.59)	$—	$—	$—	$—

Net loss	$(1.22)	$(1.74)	$(1.44)	$(0.74)	$(0.54)
Weighted average number of common shares outstanding:
Basic	15,990	19,985	25,110	25,049	25,371
Assuming dilution	15,900	19,985	25,110	25,049	25,371

We were incorporated under the name Molecular Genetics, Inc. in Minnesota in November 1979. Our principal executive offices are located at 5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55437 and our telephone number is (952) 346-4700.

We have trademark protection on Salagen® Tablets, Hexalen®, MGI®, MGI PHARMA® and our logo. Aloxi™ is the pending trademark for Helsinn Heathcare SA. This prospectus supplement also includes trade names and marks of other companies.

THE OFFERING

Common stock offered by MGI PHARMA.	4,400,000 shares

Shares outstanding after the offering	30,044,203 shares

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $147 million, after deducting commissions and estimated offering expenses. We intend to use these net proceeds for research and development, working capital and general corporate purposes, including product commercialization and potential product and product candidate acquisitions. See “Use of Proceeds” in this prospectus supplement.

Risk factors	See “Risk Factors” beginning on page S-7 and other information included in this prospectus supplement, as well as any risk factors incorporated by reference into this prospectus supplement or the accompanying prospectus, for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq National Market symbol	“MOGN”

The number of shares outstanding after the offering is based on shares outstanding as of June 30, 2003, and excludes:

•	4,362,093 shares of common stock issuable upon exercise of options outstanding as of June 30, 2003 at a weighted average exercise price of $11.86 per share;

•	1,351,905 shares of common stock issuable upon exercise of stock options reserved for issuance as of June 30, 2003; and

•	2,971,428 shares of common stock issuable upon conversion of debt and exercise of warrants outstanding as of June 30, 2003 at a weighted average price of $8.36 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and any risk factors in the accompanying prospectus and our reports to the SEC incorporated by reference into this prospectus supplement along with the other information in this prospectus supplement and the accompanying prospectus before deciding whether to purchase any securities we may offer. If any of the following risks or the risks contained in the accompanying prospectus or our reports to the SEC actually occur, our business, operating results and growth prospects could be harmed. This could cause the value of the purchased common stock to decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We Have a History of Net Losses. If We Do Not Have Net Income in the Future, We May Be Unable to Continue Our Operations.

We are not currently profitable and have a very limited history of profitability. We expect to incur significant expenses over the next several years as we continue to devote substantial resources to the development and commercialization of Aloxi™ (palonosetron hydrochloride), irofulven, and other product candidates. Therefore, we will not generate net income unless we are able to increase significantly revenues from sales of Aloxi™ or other products. Furthermore, if we continue to sustain losses, we may be unable to fund our research and development efforts and the development of our products or to continue our business operations as planned.

Our Business is Dependent on the Commercial Success of Aloxi™. If We are Unable to Launch and Successfully Commercialize Aloxi™ or Maintain Commercialization of Our Other Products, We May Be Unable to Continue Our Operations as Planned.

The success of our business is dependent on the successful launch and commercialization of Aloxi™. Aloxi™ will be new to the market and may be unfamiliar to members of the medical community. Market acceptance will depend largely on our ability to demonstrate, to the oncology community in particular, the efficacy and safety of Aloxi™ as an alternative to currently marketed therapies. We cannot be certain that Aloxi™ will provide benefits considered adequate by providers of oncology services or that enough providers will use the product to ensure its commercial success.

Even if the FDA approves the marketing application of a product, this approval may entail commercially unacceptable limitations on the uses, or “indications,” for which the product may be marketed. In addition, the FDA subjects an approved product and its manufacturer to continual regulatory review. After approval and use in an increasing number of patients, the discovery of previously unknown problems, such as unacceptable toxicities or side effects, with a product may result in restrictions or sanctions on the product or manufacturer that could affect the commercial viability of the product or could require withdrawal of the product from the market. If Aloxi™ is not commercially successful, we will have to find additional sources of funding or scale back or cease operations. In addition, we cannot be certain that sufficient capital will be available for the successful launch and commercialization of Aloxi™ or our other product candidates.

Once the FDA approves a product for sale, we must also submit any labeling, advertising and promotional material to the FDA for review. There is risk that the FDA will prohibit use of the marketing material in the form we desire, which could limit the sale of our products and could cause our product revenues to decrease and our stock price to decline.

If We Fail to Obtain Additional Capital to Grow Our Business, We Will Be Unable to Complete Our Product Acquisition, Licensing and Development Programs.

We may need to raise additional funds for various reasons including the following:

•	to successfully launch and generate sufficient sales of Aloxi™;

•	to develop irofulven and other acylfulvene analogs;

•	to develop products we have acquired or licensed;

•	to acquire or license additional products or product candidates;

•	to support the marketing and sales of existing and additional products;

•	to obtain necessary working capital; and

•	to fund operating losses.

Adequate funds for these purposes may not be available when needed or on terms acceptable to us. Insufficient funds may cause us to delay, scale back, or abandon some or all of our product acquisition and licensing programs and product development programs. We may seek additional funding through public and private financing, including equity and debt financing or enter into collaborative arrangements. Any sale of additional convertible debt securities or equity securities may result in additional dilution to our shareholders and any debt financing may require us to pledge our assets and enter into restrictive covenants. Entry into collaborative arrangements may require us to give up rights to some of our products or to some potential markets or to enter into licensing arrangements on unfavorable terms.

Clinical Trials are Complex and Unpredictable and May Produce Unexpected Results That Could Affect Our Ability to Commercialize Our Products.

Before obtaining regulatory approvals for the commercial sale of any product under development, including irofulven, we must demonstrate through preclinical studies and clinical trials that the product is safe and effective for use in each target indication. We utilize medical institutions and laboratories to conduct our preclinical and clinical testing in compliance with good clinical and laboratory practices as required by the FDA. We depend on contract research organizations to manage a substantial portion of the medical institutions utilized to conduct our clinical testing. The results from preclinical animal studies and early human clinical trials may not be predictive of the results that we will obtain in larger scale testing. Some of the results we report from Phase 2 clinical trials are interim results and may not be predictive of future results, including final results from such Phase 2 trials, because, among other factors, patient enrollment and the time period for evaluating patient results are not complete. If we fail to adequately demonstrate the safety and efficacy of a product candidate, the FDA would not provide regulatory approval of the product. The appearance of unacceptable toxicities or side effects during clinical trials or commercial use could interrupt, limit, delay or abort the development of a product. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in previous animal and human studies.

The time required to complete clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including:

•	the size of the patient population;

•	the nature of the clinical protocol requirements;

•	the diversion of patients to other trials or marketed therapies;

•	our ability to recruit and manage clinical centers and associated trials;

•	the proximity of patients to clinical sites; and

•	the patient eligibility criteria for the study.

Other factors, such as lack of efficacy and unacceptable toxicities, may result in increased costs and delays or termination of clinical trials prior to completion. In addition, delays in manufacturing of product for our clinical trials could impact our ability to complete our clinical trials as planned.

Since Our Product Candidates Such As Irofulven Have Many Potential Applications and We Have Limited Resources, Our Focus on a Particular Area May Result in Our Failure to Capitalize on More Profitable Areas and May Not Result in Viable Products.

We have limited financial and research and development resources. This requires us to focus on product candidates in specific areas and forego opportunities with regard to other products and applications. For example, our most significant product candidate, irofulven, is in clinical and preclinical trials for a number of applications. We expect that a substantial portion of our product development efforts over the next several years may be devoted to the further development of irofulven, including its application to the treatment of cancers or sub-populations of certain types of cancers with limited therapeutic options such as refractory cancers, for which we believe irofulven could most quickly be developed and approved for marketing. We are also investigating the efficacy of irofulven in combination with other cancer therapies. While some of these studies have indicated some effectiveness in relation to the target medical conditions, we have not yet identified for potential commercialization any particular use of irofulven.

If we fail to obtain, develop and successfully commercialize applications for irofulven, we may not achieve expectations of our future performance and our stock price may decline. For example, in April 2002 we stopped enrollment in our Phase 3 trial of irofulven in advanced-stage, gemcitabine-refractory pancreatic cancer patients and our stock price declined significantly. In addition, we may focus our development of irofulven on a particular application that may result in our failure to capitalize on another application or another product candidate. Our decisions impacting resource allocation may not lead to the development of viable commercial products and may divert resources away from more profitable market opportunities.

Our Operating Results May Fluctuate Significantly, Which May Adversely Affect Our Stock Price.

If our operating results do not meet the expectations of investors or securities analysts, our stock price may decline. Our operating results may fluctuate significantly from period to period due to a variety of factors including:

•	changing demand for our current products, particularly Salagen® Tablets;

•	the acceptance of, and demand for, Aloxi™;

•	third parties introducing competing products;

•	the pace and breadth of our development programs;

•	expenditures we incur to acquire, license, develop and promote additional products;

•	availability of product supply from third-party manufacturers;

•	changes in sales and marketing expenditures; and

•	the timing of licensing and royalty revenues.

For the six-month period ended June 30, 2003, we had a net loss of $13.6 million, compared to a net loss of $36.1 million for the year ended December 31, 2002. The continuing pattern of losses is primarily a result of spending for research and development and launch preparation activities for Aloxi™ exceeding product revenue available from our currently marketed products.

Variations in the timing of our future revenue and expense could also cause significant fluctuations in our operating results from period to period and may result in unanticipated earnings shortfalls or losses.

We Depend Upon the Sale of Salagen® Tablets for Substantially All of Our Current Product Revenues. If Any Factor Adversely Impacts Sales of Salagen® Tablets, Our Product Revenues Will Decrease and May Decrease Significantly.

We currently derive substantially all of our product revenues from the sale of Salagen® Tablets. U.S. sales of Salagen® Tablets represented 86% of our total product sales and 76% of our total revenue for the six-month period ended June 30, 2003. Any factor adversely affecting sales of Salagen® Tablets could cause our product revenues to decrease and our stock price to decline significantly. In March 2001, our orphan drug status for Salagen® Tablets as a treatment for the symptoms of radiation-induced xerostomia, or severe dry mouth, in head and neck cancer patients expired. Our orphan status for Salagen® as a treatment of symptoms associated with Sjögren’s syndrome expires in April 2005. Because Salagen® Tablets do not have patent protection, competing generic products may enter these markets. In addition, we are aware of two currently marketed products that compete in the same or similar markets as Salagen® Tablets. If sales of Salagen® Tablets decline as a result of this competition, or for any other reason, our product revenues will decrease and our stock price could decline.

We Depend on a Single Supplier to Provide Us With the Active Ingredient for the Production of Salagen® Tablets and a Single Supplier to Provide Us With the Finished Drug Product for Aloxi™. If Either Supplier Terminates Its Relationship With Us, or is Unable to Fill Our Demand for the Ingredients or Products, We May Be Unable to Sell Those Products.

We rely on the Fine Chemicals Division of Merck KgaA as our sole and exclusive supplier of oral-grade pilocarpine hydrochloride, the active ingredient in Salagen® Tablets. The refined raw material is a semi-synthetic salt of an extract from plants grown and processed exclusively on plantations in South America. To our knowledge, there is currently no other producer of oral-grade pilocarpine hydrochloride that is capable of meeting our commercial needs. In addition, we rely on Helsinn Birex Pharmaceuticals Ltd. as our sole and exclusive supplier of the Aloxi™ finished drug product. If our relationship with Merck KgaA or Helsinn Birex Pharmaceuticals Ltd. terminates, or Merck KgaA or Helsinn Birex Pharmaceuticals Ltd. are unable to meet our needs for any reason, we will need to find an alternative source of the active ingredients and products supplied by those companies. If we are unable to identify an alternative source, we may be unable to continue producing Salagen® Tablets or offering Aloxi™ for commercial sale. Even if we were able to procure adequate supplies of pilocarpine hydrochloride or the Aloxi™ finished drug product from an alternative source, any disruption in supply could have a material adverse effect on our ability to meet customer demand for Salagen® Tablets or offering Aloxi™ for commercial sale, which could cause our product revenues to decrease and our stock price to decline.

If Our Third-party Manufacturer of Salagen® Tablets or Aloxi™ or Any of Our Other Products Ceases Operations or Fails to Comply With Applicable Manufacturing Regulations, We May Not Be Able to Meet Customer Demand in a Timely Manner, If At All.

We do not have manufacturing facilities and we rely on one third-party manufacturer, Patheon Inc., for the production of Salagen® Tablets and on Helsinn Birex Pharmaceuticals Ltd. for the production of Aloxi™ and other third-party manufacturers for our other products. We intend to continue to rely on others to manufacture any future products, including any products that we may acquire or license, and we have no plans to establish manufacturing facilities. Our dependence on third parties for the manufacture of our products may adversely affect our ability to develop and deliver such products.

The manufacture of our products is, and will be, subject to current “good manufacturing practices” regulations prescribed by the FDA or other standards prescribed by the appropriate regulatory agency in the country of use. There is a risk that our manufacturers, including the current manufacturer of Salagen® Tablets and of Aloxi™, will not comply with all applicable regulatory standards, and may not be able to manufacture

Salagen® Tablets, Aloxi™ or any other product for commercial sale. If this occurs, we might not be able to identify another third-party manufacturer on terms acceptable to us, or any other terms.

Material changes to an approved product, such as manufacturing changes or additional labeling claims, require further FDA review and approval. Even after approval is obtained, the FDA may withdraw approval if previously unknown problems are discovered. Further, if we, our corporate partners or our contract manufacturers fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory or manufacturing process, the FDA may impose sanctions, including:

•	marketing or manufacturing delays;

•	warning letters;

•	fines;

•	product recalls or seizures;

•	injunctions;

•	refusal of the FDA to review pending market approval applications or supplements to approval applications;

•	total or partial suspension of production;

•	civil penalties;

•	withdrawals of previously approved marketing applications; or

•	criminal prosecutions.

Our Business Strategy Depends on Our Ability to Identify, Acquire, License and Develop Product Candidates and Identify, Acquire or License Approved Products.

As part of our business strategy we plan to identify, acquire, license and develop product candidates and identify, acquire and license approved products for markets that we can reach through our marketing and distribution channels. If we fail to obtain, develop and successfully commercialize additional products, we may not achieve expectations of our future performance and our stock price could decline. Because we do not directly engage in basic research or drug discovery, we must rely upon third parties to sell or license product opportunities to us. Other companies, including some with substantially greater financial, marketing and sales resources, are competing with us to acquire or license such products or product candidates. We may not be able to acquire or license rights to additional products or product candidates on acceptable terms, if at all. Furthermore, we may not be able to successfully develop any product candidates we acquire or license. In addition, we may acquire or license new products with different marketing strategies, distribution channels and bases of competition than those of our current products. Therefore, we may not be able to compete favorably in those product categories.

If We are Unable to Maintain Relationships With Third-party Collaborators or Enter into New Relationships, We May Not Be Able to Develop Any of Our Product Candidates or Commercialize Our Products in a Timely Manner, If At All.

Our continued success will depend in large part upon the efforts of third-parties. For the research, development, manufacture and commercialization of our products, we currently have, and will likely continue to enter into, various arrangements with other corporations, licensors, licensees, outside researchers, consultants and others. However, we cannot be certain of the actions these parties will take, and there is a risk that:

•	we will be unable to negotiate acceptable collaborative arrangements to develop or commercialize our products;

•	any arrangements with third-parties will not be successful;

•	third-party collaborators will not fulfill their obligations to us under any arrangements entered into with them;

•	strategic partners, including Helsinn Healthcare SA, will terminate their relationship with us; or

•	current or potential collaborators will pursue treatments for other diseases or seek alternative means of developing treatments for the diseases targeted by our programs or products.

Our third-party collaborators include public research institutions, research organizations, teaching and research hospitals, community-based clinics, testing laboratories, contract product formulation organizations, contract packaging and distribution companies, manufacturers, suppliers and license partners. We consider our arrangements with Helsinn Healthcare SA, Patheon Inc., Merck KGaA and MethylGene Inc. to be significant. If any of our collaborators breaches or terminates its agreement with us, or otherwise fails to conduct its collaborative activities in a timely manner, we may experience significant delays in the development or commercialization of the products or product candidates or the research program covered by the agreement and we may need to devote additional funds or other resources to these activities. If we are unable to enter into new or alternative arrangements to continue research and development activities, or are unable to continue these activities on our own, we may have to terminate the development program. As a consequence, we may experience a loss of future commercial product potential and a decline in our stock price.

We Have Licensed the Right to Promote, Sell and Distribute Aloxi™ in the United States and Canada From a Third Party. We are Particularly Dependent on That Third Party for Our Ability to Commercialize Aloxi™.

We have entered a license agreement with Helsinn Healthcare SA under which we have acquired a license to sell and distribute Aloxi™ in the United States and Canada for an initial period of ten years from our launch of Aloxi™. Furthermore, under the terms of our license, we are required to purchase all of our Aloxi™ products from Helsinn Healthcare SA. The license agreement may be terminated for specified reasons, including if the other party is in substantial or persistent breach of the agreement, if we have experienced a change of control and the acquiring entity has competing products or our marketing and sales related commitments to the licensor are not maintained by the acquiring entity, or if either party has declared bankruptcy. Although we are not currently in breach of the license, and we believe that Helsinn Healthcare SA is not currently in breach of the license, there is a risk that either party could breach the license in the future. In addition, if we were to breach the supply agreement with Helsinn Birex Pharmaceutical Ltd. contemplated by the license, Helsinn Healthcare SA would be permitted to terminate the license.

If the license agreement were terminated, we would lose all of our rights to sell and distribute Aloxi™, as well as all of the related intellectual property and all regulatory approvals. In addition, Helsinn Healthcare SA holds the rights to the palonosetron (the active ingredient in Aloxi™) through an agreement with Syntex (U.S.A.) Inc. and F. Hoffmann-La Roche AG. We cannot be certain of the actions that these parties will take, and there is a risk that these third parties will end their relationship, which would leave us without rights to the pharmaceutical preparations, products and know-how required to produce Aloxi™. As a consequence of such a termination, we would lose all of our rights to sell and distribute Aloxi™, which would harm our business and could cause our stock price to decline significantly.

We Rely on Multinational and Foreign Pharmaceutical Companies to Develop and Commercialize Our Products and Product Candidates in Markets Outside the United States.

With respect to products in which we own rights outside the United States, our strategy for commercialization of such products in markets outside the United States is to enter into development and marketing alliances with multinational and foreign pharmaceutical companies. We have entered into alliances with various companies related to the development and commercialization of our products and product candidates in markets outside the United States. Our continued relationships with strategic partners are dependent in part on the successful achievement of development milestones. If we or our partners do not achieve these milestones, or we are unable to enter into agreements with our partners to modify their terms, these agreements could terminate, which could cause a loss of licensing revenue, a loss of future commercial product potential and a decline in our stock price.

We depend upon licensing revenue from our marketing partners for a material portion of our total revenue. Future licensing revenues from these partners will likely fluctuate from quarter to quarter and year to year depending on:

•	the achievement of milestones by us or our partners;

•	the amount of product sales and royalty-generating activities;

•	the timing of initiating additional licensing relationships; and

•	our continuing obligation related to license payments.

If We Fail to Compete Successfully With Our Competitors, Our Product Revenues Could Decrease and Our Stock Price Could Decline.

Competition in the pharmaceutical industry is intense. Most of our competitors are large, multinational pharmaceutical companies that have considerably greater financial, sales, marketing and technical resources than we do. Most of our present and potential competitors also have dedicated research and development capabilities that may allow them to develop new or improved products that compete with our products. Currently, MedImmune, Inc. and Snow Brand Pharmaceuticals, Inc. have drugs that are approved for sale and compete in the same markets as Salagen® Tablets. Aloxi™, when it is launched, will compete with three other products from the 5-HT3 receptor antagonists class of compounds, as well as products from other chemical classes that are also used for the prevention of chemotherapy-induced nausea and vomiting. Most of these products are marketed by large, multinational competitors, including GlaxoSmithKline, Roche and Aventis. If Aloxi™ does not compete successfully with existing products on the market, our stock price could decline significantly.

Other pharmaceutical companies are developing products, which, if approved by the FDA, will compete directly with Salagen® Tablets or Aloxi™. Our competitors could also develop and introduce generic drugs comparable to Salagen® Tablets or Aloxi™, or drugs or other therapies that address the underlying causes of the symptoms that Salagen® Tablets or Aloxi™ treat. If a product developed by a competitor is more effective than our product, or priced lower than our product, then our product revenue could decrease and our stock price could decline.

We are Dependent on Our Key Personnel. If We are Not Able to Attract and Retain Key Employees and Consultants, Our Product Development, Marketing and Commercialization Plans Could Be Harmed.

We are highly dependent on the members of our scientific and management staff. If we are not able to retain any of these persons, our product development, marketing and commercialization plans may suffer and our stock price could decline. None of our executive officers has an employment agreement with us. If we are unable to retain our scientific and management staff, we will need to hire additional qualified personnel for us to pursue our product acquisition, development, marketing and commercialization plans. We may not be able to attract and retain personnel on acceptable terms, given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. If we are not able to attract and retain qualified personnel, our product acquisition, development, marketing and commercialization plans will suffer and our stock price could decline.

If We are Unable to Keep Up With Rapid Technological Changes in the Pharmaceutical or Biotechnology Industries, We May Be Unable to Continue Our Operations.

The pharmaceutical and biotechnology industries have experienced rapid and significant technological change. We expect that pharmaceutical technology and biotechnology will continue to develop rapidly. Our future success will depend, in large part, on our ability to develop and maintain technology that is competitive. If other companies achieve technological advances with their products or obtain FDA approval before we are able to obtain such approval, our products may become obsolete before they are marketed or before we recover any of our development and commercialization expenses incurred with respect to such products. In addition, alternative therapies or new medical treatments could alter existing treatment regimens, and thereby reduce the need for one or more of our products, which could result in the termination of the development in one or more of our product candidates, or in the decline in sales of one of our approved products, which could cause our stock price to decline.

RISKS RELATED TO OUR INDUSTRY

If We Do Not Receive Regulatory Approvals for Our Product Candidates, or If Regulatory Approval is Delayed for Any Reason, We Will Be Unable to Commercialize and Sell Our Products As We Expect.

Prior to marketing, each of our product candidates must undergo an extensive regulatory approval process conducted by the FDA in the United States and by comparable agencies in other countries. The product development and approval process can take many years and require the expenditure of substantial resources. There is risk that the FDA or a foreign regulatory authority will not approve in a timely manner, if at all, any product we develop. Generally, the FDA approves for sale only a very small percentage of newly discovered pharmaceutical compounds that enter preclinical development. We may encounter delays or denials in regulatory approvals due to changes in FDA policy during the period of development, or changes in the requirements for regulatory review of each submitted new drug application, or NDA.

There is also risk that regulatory authorities in the United States and elsewhere may not allow us to conduct planned additional clinical testing of any of our product candidates, including irofulven, or that, if permitted, this additional clinical testing will not prove that these product candidates are safe and effective to the extent necessary to permit us to obtain marketing approvals from regulatory authorities.

Except for those products already approved, none of our product candidates are currently being tested in Phase 3 or registration clinical trials. We cannot apply for a regulatory approval to market a product candidate until we successfully complete Phase 3 or registration clinical trials for that product.

If We are Unable to Obtain Intellectual Property Protection, or Protect Our Proprietary Technology, We May Be Unable to Compete Effectively.

The FDA awarded us orphan drug status for Salagen® Tablets in 1994 as a treatment for the symptoms of xerostomia, or severe dry mouth, induced by radiation therapy in head and neck cancer patients and in 1998 for the symptoms of dry mouth associated with Sjögren’s syndrome. An orphan drug designation entitles us to marketing exclusivity of the protected drug for the stated condition for a period of seven years. Our orphan drug protection for Salagen® Tablets expired in March 2001 for the treatment of symptoms of radiation-induced xerostomia in head and neck cancer patients and will expire in 2005 for the Sjögren’s syndrome indication. Upon expiration of any of our orphan drug protection for Salagen® Tablets, we may face competition from manufacturers of generic versions of Salagen® Tablets.

We hold an exclusive United States and Canada license on patents covering Aloxi™ proprietary rights. In addition, we hold an exclusive, worldwide license on patents and patent applications covering acylfulvene proprietary rights, including irofulven. The license applicable to these technologies is subject to certain statutory rights held by the U.S. government. Even though we have licensed these patents, we may not have exclusive rights to all possible acylfulvene analogs, all possible methods of using acylfulvene analogs to treat tumors or all possible synthetic methods for preparing acylfulvenes. In addition, we licensed rights to patents and patent applications covering MG98 and inhibitors of DNA methyltransferase. Protection of these rights and creation of additional rights involve joint responsibilities between us and the respective license party.

Our pending patent applications, those we may file in the future, or those we license from third parties, may not result in patents being issued. Patents, if issued, may be challenged, invalidated or circumvented. In addition, other entities may develop similar technologies that fall outside the scope of our patents. Thus, any patent rights that we own or license from third parties may not provide sufficient protection against potential competitors.

In the event that our technologies or methods used in the course of developing or selling our products infringe the patents or violate other proprietary rights of third parties, we and our corporate partners may be prevented from pursuing product development or commercialization.

In addition to patents, we rely on trade secrets and proprietary know-how. We protect our proprietary technology and processes in part by confidentiality agreements with our collaborative partners, employees and consultants. There is a risk that:

•	these confidentiality agreements will be breached;

•	we will not have adequate remedies for any breach of these agreements;

•	our trade secrets will otherwise become known; or

•	our trade secrets will be independently discovered and used by competitors.

The biotechnology and pharmaceutical industries have been characterized by litigation regarding patents and other intellectual property rights. If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expense and the efforts of our technical and management personnel will be diverted. An adverse determination may subject us to significant liabilities or require us to cease using the technology or to seek licenses that may not be available from third parties on commercially favorable terms, if at all, or to cease manufacturing and selling our products. This could cause us to terminate the development of one or more of our product candidates, to discontinue marketing an existing product, or to pay royalties to a third party. Any of these events could result in a decline in our stock price.

If the Use of One of Our Products Harms People, We May Be Subject to Costly and Damaging Product Liability Claims.

We face exposure to product liability claims in the event that the use of our product is alleged to have harmed someone. Although we have taken, and continue to take, what we believe are appropriate precautions, there is a risk that we will not be able to avoid significant product liability exposure. We currently have product liability insurance in the amount of $15 million per occurrence and in the aggregate for the year. There is a risk that our insurance will not be sufficient to cover claims. There is also a risk that adequate insurance coverage will not be available in the future on commercially reasonable terms, if at all. The successful assertion of an uninsured product liability or other claim against us could cause us to incur a significant expense to pay such a claim, could adversely affect our product development and could cause a decline in our product revenue and stock price.

In addition to product liability risks associated with sales of our products, we may be liable to the claims of individuals who participate in clinical trials of our products. A number of patients who participate in trials are already critically ill when they enter a trial. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. Our product liability insurance may not provide adequate protection against potential liabilities. Moreover, we may not be able to maintain our insurance on acceptable terms. As a result of these factors, a product liability claim, even if successfully defended, could cause us to incur a significant expense to defend such a claim, could adversely affect our product development and could cause a decline in our product revenue and stock price.

If We Issue a Product Recall, We May Not Sell as Much of Our Products in the Future and We May Incur Significant Expenses.

The FDA or other government agencies having regulatory authority for product sales may request product recalls or we may issue product recalls. These product recalls may occur due to manufacturing issues, safety concerns or other reasons. We do not carry any insurance to cover the risk of a product recall. Any product recall could have a material adverse effect on our product revenue and could cause our stock price to decline.

If We or Patients Using Our Products are Unable to Obtain Adequate Reimbursement From Government Health Administration Authorities, Private Health Insurers and Other Organizations, Our Product Sales and Stock Price Could Decline.

There is much uncertainty about the reimbursement status of healthcare products. Our profitability will depend in part on: (1) the price we are able to charge for our products, and (2) the availability of adequate reimbursement for our products from third-party payors, such as government entities, private health insurers and managed care organizations. Federal and state regulations govern or influence the reimbursement status of healthcare products in many situations and third-party payors are increasingly challenging the pricing of medical products and services. Salagen® Tablets generally have been eligible for reimbursement from third-party payors and we will be applying for reimbursement eligibility for Aloxi™. Although third-party reimbursement previously has not been an issue for us, it becomes important to the commercialization of Aloxi™. Reimbursement of newly approved health products is uncertain. There is a risk that reimbursement will not be available for Aloxi™ or for our future products, or that such third-party reimbursement will not be adequate. If government entities and other third-party payors do not provide adequate reimbursement levels for our products, our product and license revenues would be materially and adversely affected and our stock price could decline.

In recent years, various parties have proposed a number of legislative and regulatory proposals aimed at changing national healthcare systems. In the United States, we expect that there will continue to be a number of federal and state proposals to implement government control of pricing and profitability of prescription pharmaceuticals. Cost controls, if mandated by a government agency, could decrease the price that we receive for our current or future products. These proposals, if enacted, could have a material adverse effect on our product and license revenues and could cause our stock price to decline. In certain countries, regulatory authorities must also approve the sales price of a product after they grant marketing approval. There is a risk that we will not be able to obtain satisfactory prices in foreign markets even if we obtain marketing approval from foreign regulatory authorities.

Our Operations, and the Operations of Our Third-party Contractors, Involve Hazardous Materials That Could Expose Us to Liability If Environmental Damage Occurs.

Our operations, and the operations of our third-party contractors involve the controlled use of hazardous materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, third parties may hold us liable for any resulting damages, which may exceed our financial resources and may have a material adverse effect on our ability to fund our operations.

RISKS RELATED TO THIS OFFERING

Our Stock Price is Volatile, Which May Result in Significant Losses to Shareholders.

There has been significant volatility in the market prices of pharmaceutical and biotechnology companies’ securities. Various factors and events may have a significant impact on the market price of our common stock, and some of these factors are beyond our control. These factors include:

•	fluctuations in our operating results;

•	announcements of technological innovations or acquisitions or licensing of therapeutic products or product candidates by us or our competitors;

•	published reports by securities analysts;

•	positive or negative progress with our clinical trials;

•	governmental regulation, including healthcare reimbursement policies;

•	developments in patent or other proprietary rights;

•	developments in our relationship with collaborative partners and suppliers, and announcements of new strategic partnerships;

•	public concern as to the safety and efficacy of our products; and

•	general market conditions.

The trading price of our common stock has been, and could continue to be, subject to wide fluctuations in response to these factors, including the sale or attempted sale of a large amount of our common stock into the market. Our stock price ranged from $4.68 to $29.50 per share during the two-year period ended June 30, 2003. Broad market fluctuations may also adversely affect the market price of our common stock.

In the past, following large falls in the price of a company’s shares, securities class action litigation has often been initiated against that company. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could harm our business. Any adverse determination in litigation could subject us to significant liabilities.

We Have Outstanding Options and Convertible Debt That Have the Potential to Dilute Shareholder Value and Cause Our Stock Value to Decline.

We frequently grant stock options to our employees and other individuals. At June 30, 2003, we had 4,362,093 options outstanding at option prices ranging from $3.38 to $51.50. We have also issued convertible debt with warrants. A registration statement is in effect in relation to the securities that may be issued in exchange for such debt or on the exercise of such warrants or options. The convertible debt is convertible into 2,571,428 shares of common stock at prices ranging from $7.00 to $10.50. In conjunction with the convertible debt, we issued warrants that are exercisable for 400,000 shares of common stock at prices of $8.75 and $10.50. The convertible debt, the warrants and the options may be exchanged for common stock or exercised at any time. Consequently, we are not able to estimate when, if ever, the convertible debt, the warrants or the options will be converted into common stock, but any such conversion would almost certainly dilute shareholder value.

If some or all of such shares are registered and sold into the public market over a short time period, the value of our stock is likely to decline, as the market may not be able to absorb those shares at the prevailing market prices. Such sales may also make it more difficult for us to sell equity securities in the future on terms that we deem acceptable.

We May Allocate the Net Proceeds From This Offering in Ways With Which You May Not Agree.

Our business plan is general in nature and is subject to change based upon changing conditions and opportunities. Our management has broad discretion in applying the net proceeds we estimate we will receive in this offering. Because the net proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of the proceeds. Moreover, you will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other shareholders may not agree with our decisions.

Our Charter Documents, Our Shareholder Rights Plan and Minnesota Law Contain Provisions That Could Delay or Prevent an Acquisition of Our Company.

Our charter documents contain provisions that may discourage third parties from seeking to acquire our company. These provisions include:

•	advance notice requirements for shareholder proposals and nominations; and

•	the authority of the board of directors to issue, without shareholder approval, preferred stock with such terms as the board of directors may determine.

In addition, our board of directors has adopted a shareholder rights plan, or poison pill, which enables our board of directors to issue preferred stock purchase rights that would be triggered by an acquisition of 15 percent or more of the outstanding shares of our common stock. These provisions and specific provisions of Minnesota law relating to business combinations with interested shareholders may have the effect of delaying, deterring or preventing a merger or change in control. Some of these provisions may discourage a future acquisition of our company even if shareholders would receive an attractive value for their shares or if a significant number of our shareholders believed such a proposed transaction to be in their best interests. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 4,400,000 shares of common stock that we are offering will be approximately $147 million, based upon the public offering price of $35.50 per share, after deducting underwriting discounts and commissions and our estimated offering expenses. If the underwriters exercise their option to purchase 660,000 additional shares in the offering, we estimate the aggregate net proceeds to us will be approximately $169 million.

We anticipate that the net proceeds from this offering will be used for research and development, working capital and general corporate purposes, including product commercialization and potential product and product candidate acquisitions. We have not identified the amounts we plan to spend on each of these areas or the timing of such expenditures, and we will have significant discretion in the use of any net proceeds. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering and progress with our development programs. Expenditures will also depend upon the establishment of collaborative arrangements with other companies, the availability of additional financing and other factors. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. Pending these uses, the net proceeds will be invested in interest-bearing, marketable securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Nasdaq National Market under the symbol “MOGN.” The following table sets forth the high and low reported sale prices for our common stock for the periods indicated as reported on the Nasdaq National Market.

	High	Low
2003
First Quarter	$12.99	$6.85
Second Quarter	29.50	11.50
Third Quarter through August 7, 2003	40.32	24.95

2002
First Quarter	17.05	12.88
Second Quarter	14.75	6.01
Third Quarter	8.74	4.68
Fourth Quarter	9.40	5.84

2001
First Quarter	21.38	7.50
Second Quarter	12.95	8.00
Third Quarter	16.15	9.25
Fourth Quarter	16.50	12.10

On August 7, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $36.78 per share. As of August 7, 2003, we had approximately 795 shareholders of record.

We have never declared or paid cash dividends on our common stock. We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. We plan to retain any earnings for use in the operation of our business and to fund future growth.

CAPITALIZATION

The following table presents our unaudited capitalization as of June 30, 2003:

•	on an actual basis; and

•	on an as adjusted basis to reflect the receipt and application of net proceeds of the sale of shares of common stock in this offering at the public offering price of $35.50 per share, less underwriting discounts and our estimated offering expenses.

The number of shares of common stock to be outstanding after this offering does not include:

•	4,362,093 shares of common stock issuable upon exercise of options outstanding as of June 30, 2003 at a weighted average exercise price of $11.86 per share;

•	1,351,905 shares of common stock issuable upon exercise of stock options reserved for issuance as of June 30, 2003;

•	2,971,428 shares of common stock issuable upon conversion of debt and exercise of warrants outstanding as of June 30, 2003 at a weighted average price of $8.36 per share.

This table should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our most recent quarterly and annual reports and our Financial Statements and the accompanying notes, incorporated herein by reference.

	June 30, 2003
	Actual	As Adjusted

Cash, cash equivalents and short term investments	$48,762,958	$195,365,958

Long-term debt:
Convertible debt, face value of $21,000,000 net of unamortized warrant and issuance costs of $1,535,069	$19,464,931	$19,464,931

Stockholders’ equity:
Preferred stock, $.10 par value, 10,000,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value, 70,000,000 shares authorized; outstanding:
25,644,203 shares actual and 30,044,203 as adjusted	256,442	300,442
Additional paid-in capital	199,275,242	345,834,242
Unearned compensation-restricted shares	(50,016)	(50,016)
Accumulated deficit	(173,039,924)	(173,039,924)

Total stockholders’ equity	26,441,744	173,044,744

Total capitalization	$45,906,675	$192,509,675

DILUTION

If you invest in our common stock, your interest would be diluted to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock after this offering. Our reported net tangible book value per share as of June 30, 2003 is $0.87. We calculate net tangible book value per share by dividing net tangible book value, which equals total tangible assets less total tangible liabilities, by the number of outstanding shares of our common stock.

At the public offering price of $35.50 per share, our as adjusted net tangible book value at June 30, 2003 would have been $5.62 per share. This represents an immediate increase in the net tangible book value per share of $4.75 per share to existing stockholders and an immediate dilution of $29.88 per share to new investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis:

Public offering price per share		$35.50
Reported net tangible book value per share as of June 30, 2003	$0.87
Increase per share attributable to new investors	4.75

As adjusted net tangible book value per share after this offering		5.62

Dilution per share to new investors		$29.88

To the extent that outstanding options, convertible debt or warrants are exercised, there may be further dilution to new investors.

UNDERWRITING

We intend to offer the shares of common stock through the underwriters named below. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	1,826,000
U.S. Bancorp Piper Jaffray Inc.	1,012,000
Lazard Frères & Co. LLC	572,000
C.E. Unterberg, Towbin	198,000
Robert W. Baird & Co. Incorporated	132,000
Harris Nesbitt Gerard, Inc.	132,000
JMP Securities LLC	132,000
Needham & Company, Inc.	132,000
Punk, Ziegel & Company, L.P.	88,000
Rodman & Renshaw, Inc.	88,000
Taglich Brothers, Inc.	88,000

Total	4,400,000

The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $1.27 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$35.50	$156,200,000	$179,630,000
Underwriting discount	$2.13	$9,372,000	$10,777,800
Proceeds, before expenses, to MGI PHARMA	$33.37	$146,828,000	$168,852,200

The expenses of the offering, not including the underwriting discount, are estimated at $225,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 660,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sale of Similar Securities

We, our directors, our executive officers and other officers, Deerfield Partners, L.P. and Deerfield International Limited have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock.

Quotation on the Nasdaq National Market

Our shares of common stock are traded on the Nasdaq National Market under the symbol “MOGN.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the common stock is completed, the SEC rules may limit the underwriters from bidding for or purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases that peg, fix or maintain that price.

The underwriters may purchase and sell the common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the representative make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Website relating to this offering is not a part of this prospectus supplement.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these previous transactions.

LEGAL MATTERS

Certain legal matters relating to the shares of common stock offered hereby will be passed upon for MGI PHARMA, INC. by Dorsey & Whitney LLP, Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, Menlo Park, California.

EXPERTS

The financial statements and schedule of MGI PHARMA, INC. as of December 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference in this prospectus supplement and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. This allows us to disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. In addition to those documents incorporated by reference in the accompanying prospectus, we incorporate by reference the following documents which have been filed with the SEC:

•	our quarterly report on Form 10-Q filed on July 28, 2003;

•	our report on Form 8-K filed on July 16, 2003;

•	our report on Form 8-K filed on July 25, 2003; and

•	our report on Form 8-K filed on July 28, 2003.

We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, as amended, until the termination of the offering by this prospectus supplement and the accompanying prospectus.

You can obtain a copy of any documents which are incorporated by reference in this prospectus supplement and the accompanying prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning William Brown, at MGI PHARMA, INC., 5775 West Old Shakopee Road, Suite 100, Bloomington, MN 55437, (952) 346-4700.

PROSPECTUS

MGI PHARMA, INC.

$150,000,000

Common Stock

Preferred Stock

Debt Securities

Securities Warrants

Units

The securities covered by this prospectus may be sold from time to time by MGI PHARMA, INC. We may offer the securities independently or together in any combination, called “units,” for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date.

We will provide the specific terms and prices of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our common stock is traded on the Nasdaq National Market under the symbol “MOGN.” On June 13, 2003 the last reported sale price of our common stock as reported on the Nasdaq National Market was $28.83 per share.

This investment involves risks. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the “shelf” registration process. Under this process, we may sell our:

•	common stock;

•	preferred stock;

•	debt securities;

•	securities warrants; and

•	units consisting of any combination of these securities.

This prospectus provides you with a general description of these securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering of securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus, the prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements based on our current expectations, assumptions, estimates and projections about ourselves and our industry. Forward-looking statements may be identified by the use of language such as “may,” “will,” “expect,” “anticipate,” “estimate,” “should” or “continue,” and similar language. These forward-looking statements involve risk and uncertainty. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, some of which are described in the following “Risk Factors” section and in the accompanying prospectus supplement and our reports to the SEC incorporated by reference into this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and any risk factors in the accompanying prospectus supplement and our reports to the SEC incorporated by reference into this prospectus along with the other information in this prospectus and the accompanying prospectus supplement before deciding whether to purchase any securities we may offer. If any of the following risks or the risks contained in the accompanying prospectus supplement or our reports to the SEC actually occur, our business and operating results could be harmed. This could cause the value of the purchased securities to decline, and you may lose all or part of your investment.

Except for our common stock, there is no public market for the securities covered by this prospectus.

Except for our common stock, no public market exists for the securities covered by this prospectus, and we cannot assure the liquidity of any market that may develop, the ability of the holders of the securities to sell their securities or the price at which the securities may be sold. We do not intend to apply for listing of the securities on any securities exchange or for quotation through the NASD Automated Quotation System. Future trading prices of the securities will depend on many factors including, among others, prevailing interest rates, our operating results and the market for similar securities.

We have outstanding options and convertible debt that have the potential to dilute shareholder value.

We frequently grant stock options to our employees and other individuals. At May 31, 2003, we had 4,563,010 options outstanding at option prices ranging from $3.375 to $51.500. We have also issued convertible debt with warrants. The convertible debt is convertible into 2,571,428 shares of common stock at prices ranging from $7.00 to $10.50. In conjunction with the convertible debt, we issued warrants that are exercisable for 400,000 shares of common stock at prices of $8.75 and $10.50. We are not able to estimate when, if ever, the options, the convertible debt or the warrants will be converted into common stock. Depending on the timing and the amount, any such conversion could dilute shareholder value.

Any additional debt securities that we may issue could contain covenants that may restrict our ability to obtain financing, and our noncompliance with one of these restrictive covenants could lead to a default on those debt securities and any other indebtedness.

If we issue debt securities covered by this prospectus or any future indebtedness, the securities or future indebtedness may be subject to restrictive covenants, some of which may limit the way in which we can operate our business and significantly restrict our ability to incur additional indebtedness or to issue preferred stock. Noncompliance with any covenants under this indebtedness, unless cured, modified or waived, could lead to a default not only with respect to that indebtedness, but also under any other indebtedness that we may incur. If this were to happen, we might not be able to repay or refinance all of our debt and, in particular, might not be able to repay any subordinated debt securities, since their repayment would be subordinated to the prior repayment of all senior debt outstanding at the time.

Our charter documents, our shareholder rights plan and Minnesota law contain provisions that could delay or prevent an acquisition of our company, which could inhibit your ability to receive an acquisition premium for the securities.

Our charter documents contain provisions that may discourage third parties from seeking to acquire our company. These provisions include:

•	advance notice requirements for shareholder proposals and nominations; and

•	the authority of the board of directors to issue, without shareholder approval, preferred stock with such terms as the board of directors may determine.

In addition, our board of directors has adopted a shareholder rights plan, or “poison pill,” which enables our board of directors to issue preferred stock purchase rights that would be triggered by an acquisition of 15 percent or more of the outstanding shares of our common stock. These provisions and specific provisions of Minnesota law relating to business combinations with interested shareholders may have the effect of delaying, deterring or preventing a merger or change in control. Some of these provisions may discourage a future acquisition of our company even if shareholders would receive an attractive value for their shares or if a significant number of our shareholders believed such a proposed transaction to be in their best interests. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so.

All payments on any subordinated debt that we may issue will be subordinated to the prior payment of any amounts due on any senior indebtedness that we may have issued.

If we make a distribution to a creditor, the right of holders of any subordinated debt securities to receive payment of any amounts due to them—whether interest or principal—will be subordinated to the right of all holders of any senior indebtedness, as defined in the subordinated debt indenture, to receive prior payment of all amounts due to them. Similarly, if an event of default on any senior indebtedness occurs, until it has been cured, we may not be able to make any payments on account of any subordinated debt securities.

If we issue a large amount of debt, it may be more difficult for us to obtain financing, will increase the cost of our debt and may magnify the results of any default under any of our outstanding indebtedness.

The issuance of debt securities could increase our debt-to-equity ratio or leverage, which may in turn make it more difficult for us to obtain future financing. In addition, the issuance of any debt securities will increase the cost of paying interest on our debt, except to the extent that the proceeds from the sales are used to repay other outstanding indebtedness. Finally, our level of indebtedness, and in particular any significant increase in it, may make us more vulnerable if there is a downturn in our business or the economy.

Our board of directors has the power to issue preferred stock and to designate the rights and preferences of that series of preferred stock that could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock.

Under our articles of incorporation, our board of directors has the power to issue preferred stock and to designate the rights and preferences of that series of preferred stock. In connection with this, our board of directors may designate to the new series any rights, preferences and privileges that the board of directors deems appropriate, including special dividend, liquidation and voting rights. The creation and designation of a new series of preferred stock could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock and, possibly, any other class or series of stock that is then in existence.

ABOUT MGI PHARMA, INC.

Business of MGI PHARMA

MGI PHARMA, INC. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. We currently market several products through our 65-person specialty sales organization. We generated revenues from product sales of approximately $25.4 million in 2002 and approximately $6.1 million in the first quarter of 2003. In addition we are developing palonosetron, irofulven and MG98 for, or to support, the treatment of cancer. We also intend to expand our product portfolio through the acquisition and licensing of product candidates and approved products for sale in the United States through our specialty sales organization.

Palonosetron is our most advanced product candidate. In April 2001, we obtained from Helsinn Healthcare S.A. exclusive U.S. and Canadian license and distribution rights to palonosetron, a potent, highly selective 5-HT3 receptor antagonist with a strong receptor-binding affinity and an extended plasma half-life in development for the prevention of chemotherapy-induced nausea and vomiting. A new drug application for palonosetron was submitted on September 27, 2002 to the Food and Drug Administration for approval to market and was accepted by the FDA for filing on November 26, 2002. The application included clinical data from successfully completed Phase 3 clinical trials. The application’s acceptance for review represents the FDA’s determination that the application is sufficiently complete to permit a substantive review. Under the Prescription Drug User Fee Act, the FDA’s goal is to review and act on the application within ten months of receipt.

Irofulven, the lead cancer therapy product candidate from our proprietary family of compounds called acylfulvenes, is in a series of clinical trials, including Phase 1 clinical trials designed to evaluate the safety and maximum tolerated dose using different dosing schedules and in combination with certain currently marketed chemotherapies, as well as Phase 2 clinical trials designed to evaluate the efficacy of irofulven in particular types of cancer. Based on our analysis of results from our Phase 2 trials, we believe that irofulven is well-tolerated as a chemotherapeutic, and is potentially active as an anti-tumor agent against a wide range of cancers, including ovarian, pancreatic, prostate and liver cancers.

MG98 is a product candidate we are developing for the purpose of blocking production of the enzyme DNA methyltransferase. DNA methyltransferase inhibits the proper expression of genes that would otherwise slow or stop tumor growth. MG98 is currently being studied in a Phase 1 dose-determination trial.

U.S. sales of our primary commercial product, Salagen Tablets, accounted for approximately 88 percent of our product sales in 2002 and 85 percent in the first quarter of 2003. We market Salagen Tablets in the United States to oncologists as a treatment for the symptoms of radiation-induced xerostomia, or chronic dry mouth, in head and neck cancer patients. We also market Salagen Tablets in the United States as a treatment for the symptoms of dry mouth associated with Sjogren’s syndrome, an autoimmune disease that damages the body’s moisture-producing glands. Salagen Tablets are marketed outside the United States through our alliances with international pharmaceutical companies.

In November 2000, we acquired all rights to HEXALEN® (altretamine) capsules, an oral chemotherapy for the treatment of recurrent ovarian cancer. We commenced direct promotion, or face-to-face sales calls, of HEXALEN capsules in March 2001.

Office Location

Our principal executive offices are located at 5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55437 and our telephone number is (952) 346-4700.

Corporate Information

We were incorporated under the name Molecular Genetics, Inc. in Minnesota in November 1979. We have trademark protection on Salagen®, HEXALEN®, MGI®, MGI PHARMA® and our logo. This prospectus also includes trade names and marks of other companies.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, the net proceeds we receive from the sale of any of the securities offered by this prospectus will be available for working capital and other general corporate purposes, including acquisition of additional product candidates or marketed products. Pending that use, we may temporarily invest the net proceeds in short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

AND TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
	1998	1999	2000	2001	2002
	(in thousands, except ratio data)
Ratio of earnings to fixed charges	5.24	38.15	—	—	—

Deficiency of earnings available to cover fixed charges	—	—	$(9,903)	$(34,825)	$(36,064)

	Three months ended March 31, 2002	Three months ended March 31, 2003
Ratio of earnings to fixed charges	—	—

Deficiency of earnings available to cover fixed charges	$(6,293)	$(6,628)

For purposes of computing these ratios, earnings represent income from continuing operations before income taxes and fixed charges. Fixed charges represent interest expense plus the interest factor in rental expenses. For purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, fixed charges would then be combined with preferred stock dividend requirements, adjusted to a pre-tax basis, on our outstanding preferred stock. For the periods indicated above, we had no outstanding shares of preferred stock. Therefore, the ratio of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DESCRIPTION OF COMMON STOCK

General

As of May 31, 2003, 25,404,265 shares of our common stock were outstanding. 44,595,735 shares of common stock, $.01 par value, remain authorized and unissued. Subject to the prior rights of any class or series of preferred stock then outstanding, holders of common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends. Subject to any rights of any outstanding preferred stock, all voting rights are vested in the holders of common stock. Each share of common stock is entitled to one vote. Subject to the prior rights of any class or series of preferred stock then outstanding, in the event of our liquidation, dissolution or winding up, holders of shares of common stock are entitled to receive pro rata any assets we may distribute to stockholders. Holders of common stock do not have any preemptive right to subscribe for additional securities that we issue. The outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Wells Fargo Shareowner Services.

Shareholder Rights Plan

Each share of our common stock has one preferred stock purchase right attached to it. Each right entitles the registered holder to purchase one one-hundredth of a share of Series A junior participating preferred stock, par value $0.10 per share, at a price of $200.00 per one one-hundredth of a preferred share, subject to adjustment. The description and terms of the share purchase rights are set forth in a rights agreement dated as of July 14, 1998, as amended on March 14, 2000, between MGI and Wells Fargo (formerly Norwest) Bank Minnesota, N.A., as rights agent, a copy of which are incorporated by reference as described in the exhibit index of the registration statement to which this prospectus relates. Because this summary is not complete, you should read the full text of the rights agreement, as amended, if you would like additional information.

In the event any person becomes the beneficial owner of 15% or more of the outstanding common stock, each holder of a share purchase right shall thereafter have a right to receive, upon exercise thereof at the then current aggregate exercise price, in lieu of preferred shares, such number of shares of our common stock having a current aggregate market price equal to twice the current aggregate exercise price. In the event that at any time after there is a beneficial owner of 15% or more of the outstanding common stock, we are acquired in certain mergers or other business combination transactions or 50% or more of our assets or earning power, taken as a whole, are sold, holders of the rights will thereafter have the right to receive, upon exercise thereof at the then current aggregate exercise price, such number of shares of common stock of the acquiring company or, in certain cases, one of its affiliates, having a current aggregate market price equal to twice the current aggregate exercise price.

At any time after a person becomes the beneficial owner of 15% or more of the outstanding common stock, subject to certain exceptions, and prior to the acquisition by a person of 50% or more of the outstanding common stock, the board of directors may exchange all or part of the rights for common stock at an exchange ratio of one share of common stock per right, subject to adjustment.

At any time before a person has become the beneficial owner of 15% or more of the outstanding common stock, the board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us pursuant to an offer that is not approved by the board of directors, unless the rights have been redeemed. However, the rights should not interfere with any tender offer or merger approved by the board because the board of directors may redeem the rights or approve an offer at any time prior to such time as any person becomes the beneficial owner of 15% or more of the outstanding common stock.

Minnesota Anti-Takeover Laws

We are governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporation Act. These provisions may discourage a negotiated acquisition or unsolicited takeover of us and deprive our shareholders of an opportunity to sell their shares at a premium over the market price.

In general, Section 302A.671 provides that a corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. Section 302A.673 does not apply if a committee of our board of directors consisting of all of our disinterested directors (excluding our current and former officers) approves the proposed transaction or the interested shareholder’s acquisition of shares before the interested shareholder becomes an interested shareholder.

If a tender offer is made for our stock, Section 302A.675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the tender offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of our board of directors consisting of all of our disinterested directors (excluding our current and former officers) approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer.

DESCRIPTION OF PREFERRED STOCK

This section summarizes the general terms and provisions of the preferred stock that may be offered by this prospectus. The prospectus supplement will describe the specific terms of any series of preferred stock offered under that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

Because this is only a summary, it does not contain all of the details found in the full text of the certificate of designation containing the rights and preferences of the preferred stock. The certificate of designation will be filed or incorporated by reference as an exhibit to the registration statement to which this prospectus relates. For additional information, please read the full text of the certificate of designation. You should also read the discussion under “Description of Common Stock—Minnesota Anti-Takeover Laws” above, which applies to our preferred stock.

General

Under our articles of incorporation, as amended, we are authorized without further shareholder action to issue up to 10,000,000 shares of preferred stock, $.10 par value, in one or more series, of which 1,000,000 shares of preferred stock have been designated as Series A junior participating preferred stock pursuant to our shareholder rights plan. See “Description of Common Stock—Shareholder Rights Plan.” For shares of any series of preferred stock, our board of directors may determine:

•	the number of shares and their designation or title;

•	rights as to dividends;

•	whether and upon what terms the shares will be redeemable;

•	the rights of holders upon the dissolution or distribution of our assets;

•	whether and upon what terms a sinking fund will be used to purchase or redeem the shares;

•	whether and upon what terms the shares may be converted;

•	the voting rights, if any, that will apply; and

•	any additional rights and preferences of the series.

Any shares of preferred stock will, when issued, be fully paid and nonassessable. They will not provide the holders with preemptive rights to subscribe for any additional securities we may issue. The transfer agent and registrar for any series of preferred stock will be specified in the prospectus supplement.

Our preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms of that series, including:

•	the title, stated value and liquidation preference and the number of shares offered;

•	the initial public offering price;

•	the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will start to accumulate;

•	any redemption or sinking fund provisions;

•	whether, under what circumstances and in what manner the series of preferred stock may be converted; and

•	any additional rights and preferences of the series.

Dividends

Subject to the preferential rights as to dividends of holders of other series of our capital stock ranking prior to any series of the preferred stock, the holders of each series of preferred stock will be entitled to receive cash dividends, if declared by our board of directors or its duly authorized committee, out of funds that we legally may use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will set forth the dividend rates and dates. The rates may be fixed or variable or both. If variable, the prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or its duly authorized committee.

The prospectus supplement also will state whether the dividends on any series of preferred stock will be cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period, and we will not be obligated to pay the dividend for that dividend period, whether or not the board of directors declares a dividend on that series on any subsequent date.

Our board of directors will not declare or pay a dividend on any of our stock ranking, as to dividends, equal with or junior to any series of preferred stock unless full dividends on all series of preferred stock have been declared and paid (or declared and sufficient money is set aside for payment). Until full dividends have been paid (or declared and payment is set aside) on any of our capital stock ranking equal with any series of preferred stock as to dividends:

•	we will declare any dividends pro rata among preferred stock of each series offered under this prospectus and any other preferred stock ranking equal with any preferred stock offered under this prospectus (i.e., the dividends we declare per share on each series of preferred stock will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred stock bear to each other);

•	other than these pro rata dividends, we will not declare or pay any dividends or make any distributions upon any security ranking junior to or equal with any preferred stock offered under this prospectus as to dividends or upon liquidation (except dividends or distributions paid for with securities ranking junior to any series of preferred stock as to dividends and upon liquidation); and

•	we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with any series of preferred stock as to dividends or upon liquidation (except by conversion into or exchange for stock ranking junior to any series of preferred stock as to dividends and upon liquidation).

We will not pay any interest or sum of money in lieu of interest with respect to any dividend payment or payments on any series of preferred stock which have not been made when due.

Redemption and Repurchase

A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase at the option of the holders, as described in the prospectus supplement. Preferred stock that we redeem will again become authorized but unissued shares of preferred stock that we may issue in the future.

If a series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on those shares to the redemption date. The prospectus supplement also will specify whether the redemption price will be payable in cash or other property. If the redemption price is payable only from the net proceeds of the issuance of our capital stock, the terms of the series of preferred stock may provide that if no capital stock has been issued or if the net proceeds from any issuance are insufficient to pay the full redemption price, then the applicable shares of preferred stock automatically and mandatorily will be converted into shares of another series of capital stock pursuant to conversion provisions specified in the prospectus supplement.

If fewer than all of the outstanding shares of any series of preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them (with adjustments to avoid redemption of fractional shares).

Even though the terms of a series of preferred stock may permit redemption in whole or in part, if any dividends, including accumulated dividends, on that series are past due, we will not redeem less than all of the shares of that series of preferred stock until all dividends past due have been paid. However, we may purchase or acquire preferred stock of the series pursuant to a purchase or exchange offer, so long as the offer is made on the same terms to all holders of the series of preferred stock.

We will give notice of a redemption by mail to each record holder of the shares to be redeemed between 30 and 60 days prior to the date fixed for redemption. We will mail the notices to the holders’ addresses as they appear on our stock register. Each notice will state:

•	the redemption date;

•	the number of shares and series of preferred stock to be redeemed;

•	the redemption price;

•	the place or places where holders can surrender their preferred stock certificates for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date upon which any conversion rights as to the shares, if any, will terminate.

If we redeem fewer than all shares of any series of preferred stock held by any holder, we also will specify in the notice the number of shares to be redeemed from the holder.

If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

•	the dividends on the shares of preferred stock called for redemption will no longer accrue;

•	those shares will no longer be considered outstanding; and

•	the holders will no longer have any rights as shareholders with respect to those shares except the right to receive the redemption price.

When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds we provided. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

Conversion or Exchange

If any series of preferred stock may be converted or exchanged into shares of common stock, another series of preferred stock or debt securities, the prospectus supplement will state the terms on which shares of that series may be converted or exchanged.

Rights Upon Liquidation

Unless the prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of preferred stock, and any other preferred stock ranking equal with that series of preferred stock under these circumstances, will be entitled to receive out of our assets that are available for distribution:

•	liquidation distributions in the amount stated in the prospectus supplement; and

•	all accrued and unpaid dividends (whether or not earned or declared) for the current dividend period and, if the series of preferred stock is cumulative, for all prior dividend periods before any distribution is made to holders of any securities ranking junior to the series of preferred stock. However, this right will be subject to any preferential rights of holders of our capital stock ranking prior to the series of preferred stock under these circumstances.

Unless otherwise provided in the applicable prospectus supplement, neither the sale of all of our assets nor our merger or consolidation with any other corporation will be deemed to be a dissolution, liquidation or winding up of our business. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our business, our assets that are available for distribution are insufficient to pay in full all amounts due to the holders of securities ranking equal with any series of preferred stock, then we will make a pro rata distribution to holders of our securities ranking equal with that series. After we pay the full amount of the liquidation distribution to which holders of the series of preferred stock are entitled, the holders will have no right or claim to any of our remaining assets.

Holders of a majority in principal amount of the outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the senior trustee with respect to the series. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture. The senior trustee may take any other action which it deems proper which is not inconsistent with any direction given.

A holder of any senior debt security of any series will have the right to institute any proceeding with respect to the senior indenture or for any remedy only if:

•	the holder gives written notice to the senior trustee of a continuing event of default under the senior indenture with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding senior debt securities of the series make a written request to the senior trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the senior trustee indemnity satisfactory to the senior trustee against any loss, liability or expense;

•	the senior trustee does not comply with the request within 60 days after receiving the request and the offer and, if requested, the provision of indemnity; and

•	the senior trustee has not received directions inconsistent with the request from the holders of a majority in principal amount of the outstanding senior debt securities of the series during the 60-day period.

The senior indenture also provides that a holder may not use the senior indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

We are required to deliver to the senior trustee an annual certificate, signed by an officer, about any default by us under any provisions of the senior indenture.

Certain Provisions Applicable to Senior Trustee

The senior indenture provides that prior to an event of default under the senior indenture, the senior trustee is required to perform only the specific duties stated in the senior indenture. Upon an event of default under the senior indenture, the senior trustee must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The senior trustee may in good faith conclusively rely, as to the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the senior trustee which conforms to the requirements of the senior indenture. However, the senior trustee is required to examine such certificates and opinions to determine whether or not they conform to the requirements of the senior indenture.

The senior indenture provides that the senior trustee may resign at any time or may be removed by us or by the holders of a majority in principal amount of the outstanding senior debt securities of a series by notice delivered to us and the senior trustee. The senior indenture also provides that the senior trustee must resign if it ceases to meet certain qualifications set forth in the senior indenture. In the event of a senior trustee’s resignation or removal, we or, if we fail to act, the holders of a majority in principal amount of the outstanding senior debt securities of the applicable series, may appoint a successor senior trustee.

Defeasance Provisions

The senior indenture includes provisions allowing defeasance of the senior debt securities, which means that we may discharge our entire indebtedness under an agreement, in this case the senior indenture, if specific acts are performed. Specifically, the senior indenture provides that:

•	We shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding senior debt securities of a series, and to have satisfied all our other obligations under the senior debt securities of that series and the senior indenture as it relates to that series (“legal defeasance”);

•	We may omit to comply with certain restrictive covenants under the senior indenture and shall have no liability in respect of any term, condition or limitation set forth in any such restrictive covenant, and such omission to comply shall not constitute a default or an event of default with respect to a series of senior debt securities under the senior indenture (“covenant defeasance”);

provided that the following conditions shall have been satisfied:

•	We deposit with the senior trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on a series of senior debt securities on the dates that the payments are due under the senior indenture and the terms of the senior debt securities of the series;

•	No event of default or default under the senior indenture shall have occurred on the date of the deposit;

•	We shall have delivered to the senior trustee an opinion of counsel which states that (i) holders of senior debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and (ii) after the 91st day following the deposit, the deposited funds will not be subject to the effect of any applicable bankruptcy law;

•	The defeasance shall not result in a breach or violation of, or constitute a default under the senior indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	We shall have delivered an officers’ certificate that states that (i) the deposit was not made with the intent of preferring the holders of the senior debt securities of the series to be defeased over our other creditors and (ii) all conditions precedent applicable to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Modification and Amendment of Senior Indenture

Under the senior indenture, all rights and obligations and the rights of the holders of senior debt securities may be changed. Certain changes require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series of Debt Securities affected by the modification or amendment. The following changes, however, may not be made without the consent of each holder of the outstanding senior debt securities:

•	changes to the stated maturity date of the principal or any interest installment;

•	reductions in the principal amount or interest due;

•	changes to the place of payment or form of currency regarding payment of principal;

•	impairment of the right to institute suit for the enforcement of payment;

•	reduction of the stated percentage of holders necessary to modify the senior indenture; or

•	modifications to any of these requirements, or modifications to reduce the percentage of outstanding senior debt securities necessary to waive compliance with certain provisions of the senior indenture or to waive certain defaults.

Global Senior Debt Securities

The senior debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. The specific terms of the depositary arrangements with respect to a series of senior debt securities will be described in the applicable prospectus supplement. See “—Global Securities.”

Description of Subordinated Debt Securities

General

This section describes the general terms and provisions of the subordinated debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the subordinated debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those subordinated debt securities. The provisions of the subordinated indenture are substantially identical in substance to the provisions of the senior indenture, except for the subordination provisions described below, for which there are no counterparts in the senior indenture. See “Description of Debt Securities—Description of Senior Debt Securities.” Because this is only a summary, it does not contain all of the details found in the full text of the subordinated indenture and the subordinated debt securities. If you would like additional information you should read the form of subordinated indenture and the form of subordinated debt securities.

Subordination

Subordinated debt securities will be subordinate and subject in right of payment, in the manner and to the extent set forth in the subordinated indenture, to the prior payment in full of all Senior Debt.

If we make a distribution to our creditors as a result of:

•	a liquidation;

•	a dissolution;

•	winding up;

•	a reorganization;

•	an assignment for the benefit of creditors;

•	marshalling of assets and liabilities;

•	any bankruptcy, insolvency or similar proceeding involving us;

then, the holders of Senior Debt will first be entitled to receive payment in full in cash of all obligations due on or to become due on or in respect of all Senior Debt, before the holders of subordinated debt securities are entitled to receive any payment or distribution (“Securities Payments”).

Until the Senior Debt is paid in full, any Securities Payment to which the holders of subordinated debt securities would be entitled will be paid or delivered by us or any other person making the payment or distribution, directly to the holders of Senior Debt for application to all of the Senior Debt then due.

We may not make any payments on the account of the subordinated debt securities, or on account of the purchase or redemption or other acquisition of the subordinated debt securities, if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on any Senior Debt.

In the event that the subordinated trustee receives any Securities Payment prohibited by the subordination provisions of the subordinated indenture, the payment will be held by the subordinated trustee in trust for the benefit of, and will immediately be paid over upon written request to, the holders of Senior Debt or their representative or representatives, or the trustee or trustees under any applicable indenture for application to the payment of Senior Debt. The subordination will not prevent the occurrence of any event of default in respect of the subordinated debt securities.

For purposes of the foregoing, “Securities Payments” will be deemed not to include:

•	a payment or distribution of our stock or securities provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law or of any other corporation provided for by such plan of reorganization or readjustment which stock or securities are subordinated in right of payment to all then outstanding Senior Debt to the same extent as, or to a greater extent than, the subordinated debt securities are so subordinated as provided in the subordinated indenture; or

•	payments of assets from any defeasance trust which have been on deposit for 90 consecutive days without the occurrence of blockage of payment on any series of subordinated debt securities as described above.

By reason of the subordination of the subordinated debt securities, in the event of our insolvency, holders of Senior Debt may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to such securities may receive less, ratably, than our other creditors. There may also be interruption of scheduled interest and principal payments resulting from events of default on Senior Debt.

Certain Definitions

Set forth below are certain defined terms used in the subordinated indenture. Please refer to the subordinated indenture for a full definition of all such terms.

“Junior Subordinated Debt” means any indebtedness for money that we have borrowed created or evidenced by an instrument which expressly provides that the indebtedness for money borrowed is subordinated in right of payment to the subordinated debt securities.

“Senior Debt” means all indebtedness for money that we have borrowed, except

•	indebtedness for money borrowed under the subordinated debt securities and junior subordinated debt securities; and

•	indebtedness for money borrowed (including, without limitation, any Junior Subordinated Debt) created or evidenced by an instrument which expressly provides that the indebtedness for money borrowed is subordinated in right of payment to any other indebtedness for money borrowed by us.

Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:

•	any indebtedness for money borrowed incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted by the subordinated indenture).

Global Securities

This section summarizes the terms and provisions of series of debt securities issued, in whole or in part, in the form of global securities deposited with, or on behalf of, The Depository Trust Company, referred to in this prospectus as “DTC.” DTC is a limited-purpose trust company organized under the New York Banking Law that is a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds

Voting Rights

Unless otherwise provided in the prospectus supplement, the holders of preferred stock will not be entitled to vote except as set forth below or as otherwise required by the Minnesota Business Corporation Act.

If we issue shares of a series of preferred stock, each share will be entitled to one vote on matters on which holders of the series are entitled to vote. On matters on which holders of the series and holders of any other series of preferred stock are entitled to vote as a single class, voting power of the series will depend on the number of shares in the series, not the total stated value, liquidation preference or initial offering price of the shares of the series.

A series of preferred stock also may have other voting rights, such as upon the occurrence of some events or relative to the taking of some actions. The prospectus supplement will describe any special voting rights relating to the series of preferred stock.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that may be offered by this prospectus. A prospectus supplement will describe the specific terms of the series of debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities. This prospectus provides only a summary description of the debt securities and related indentures. The amount of debt securities offered by this prospectus will be limited to the amount of securities described on the cover of this prospectus that we have not already issued or reserved for issuance. The indentures will not limit the total principal amount of debt securities that we may issue under the indentures.

We may issue senior debt securities and subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under the senior indenture and the subordinated indenture, respectively, which will be between us and the trustee named in the prospectus supplement. The indentures will be qualified under the Trust Indenture Act. The forms of these indentures are filed as exhibits to the registration statement of which this prospectus is a part. The debt securities may be issued either separately, together with, upon conversion of or in exchange for other securities.

Description of Senior Debt Securities

General

This section summarizes the general terms and provisions of the senior debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the senior debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those senior debt securities. Because this is only a summary, it does not contain all of the details found in the full text of the senior indenture and the senior debt securities. If you would like additional information, you should read the form of senior indenture and the form of senior debt securities.

The senior debt securities may be issued from time to time in one or more series. Senior debt securities issued under the senior indenture will be issued as part of a series that we have established pursuant to the senior indenture.

The senior debt securities will be unsecured and will rank equally with our other unsecured, unsubordinated indebtedness.

Unless the applicable prospectus supplement indicates otherwise, the senior debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Senior debt securities may be issued in the form of one or more global securities, as described below under “—Global Senior Debt Securities.”

There will be no service charge for any registration of transfer or exchange of the senior debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the senior debt securities.

Senior debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. If a senior debt security is an original issue discount security, that means that an amount less than the principal amount of the senior debt security will be due and payable upon a declaration of acceleration of the maturity of the senior debt security pursuant to the senior indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the senior debt securities or transfer the senior debt securities. Unless the applicable prospectus supplement states otherwise, we will pay interest on the senior debt securities to the person listed as the owner of the senior debt securities in the security register at the close of business on the regular record date for the applicable interest payment date. Defaulted interest, however, may be paid to holders as of special record dates established in the manner set forth in the senior indenture.

A prospectus supplement relating to a series of senior debt securities being offered will describe specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the senior debt securities;

•	any limit on the total principal amount of the senior debt securities;

•	the person to whom any interest on the senior debt securities will be payable, if other than the person in whose name they are registered on the regular record date for the interest;

•	the date or dates on which the principal of and premium, if any, on the senior debt securities will be payable;

•	the interest rate on the senior debt securities; the date from which interest will accrue; the record and interest payment dates on the senior debt securities; any circumstances under which we may defer interest payments; and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•	the place or places where the principal of and premium, if any, and interest on the senior debt securities will be payable and the senior debt securities may be surrendered for registration of transfer or exchange;

•	any applicable redemption provisions that would permit us to elect redemption of the senior debt securities prior to their final maturity;

•	whether a sinking fund will be established, which means that monies will be deposited on a regular basis in a separate custodial account that would be used by us to redeem the senior debt securities prior to their final maturity;

•	whether the senior debt securities will be convertible into or exchangeable for shares of common stock, and if so, the terms and conditions upon which the senior debt securities will be convertible or exchangeable;

•	the identity of each security registrar and paying agent, if other than or in addition to the senior trustee;

•	if the amount of principal of or any premium or interest on the senior debt securities may be determined by reference to an index or pursuant to a formula, the manner in which those amounts shall be determined;

•	the denominations in which the senior debt securities will be issued;

•	any changes to or additional events of default under the senior indenture or covenants, and any change in the right of the senior trustee or the holders to declare the principal of or any premium or interest on the senior debt securities due and payable;

•	if less than the principal amount, the portion of the principal payable upon acceleration of the senior debt securities following an event of default;

•	whether the senior debt securities are to be issued in whole or in part in the form of one or more global securities;

•	whether the provisions described under the heading “Defeasance Provisions” on page 18 of this prospectus apply to the senior debt securities;

•	the name and address of the trustee with respect to the senior debt securities; and

•	any other terms of the senior debt securities.

Redemption

The prospectus supplement will describe the provisions, if any, for redemption of the senior debt securities at our option.

Unless otherwise described in the prospectus supplement, we are not required to make mandatory redemption or sinking fund payments. The prospectus supplement will describe the provisions, if any, regarding sinking fund provisions.

The senior indenture provides that we may:

•	deliver outstanding senior debt securities, with similar terms, of a series (other than any previously called for redemption); and

•	apply as a credit senior debt securities, with similar terms, of a series which have been redeemed either (i) at our election pursuant to the terms of those senior debt securities, or (ii) through the application of permitted optional sinking fund payments pursuant to the terms of those senior debt securities, in each case, in satisfaction of all or any part of any required sinking fund payment with respect to the senior debt securities, with similar terms, of the same series.

The senior indenture provides that, if less than all of the senior debt securities of any series are to be redeemed at any time, selection of the senior debt securities for redemption will be made by the senior trustee on:

•	a pro rata basis (and in a manner that complies with applicable legal and stock exchange requirements, if any); or

•	by any other method as the senior trustee shall deem fair and appropriate.

Portions of the senior debt securities selected for redemption shall be in amounts of $1,000 or in multiples of $1,000, except that if all of the senior debt securities of a holder are to be redeemed, the entire outstanding amount shall be redeemed.

Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of senior debt securities to be redeemed at its registered address. If any senior debt security is to be redeemed in part only, the notice of redemption that relates to the senior debt security shall state the portion of the principal amount of the senior debt security to be redeemed. A new senior debt security, with similar terms and of the same series, in principal amount equal to the unredeemed portion of the original senior debt security, if any, will be issued in the name of the holder of the new senior debt security upon cancellation of the original senior debt security.

On and after the redemption date, interest will no longer accrue on senior debt securities or any part of the senior debt securities called for redemption unless we default in the payment of the redemption price and accrued interest.

Repurchase at the Option of Holders

The senior indenture does not contain provisions that require us to repurchase senior debt securities at the option of the holders of the senior debt securities.

The senior indenture provides that:

•	if repurchase rights are provided for, and

•	if the amounts deposited in connection with the repurchase rights are insufficient to pay the repurchase price of all senior debt securities of the applicable series having repurchase rights,

then, the senior trustee shall select senior debt securities to be repurchased on a pro rata basis from the holders who have repurchase rights and who elect to exercise the repurchase rights (and in a manner that complies with any applicable legal and stock exchange requirements).

Conversion and Exchange

Unless otherwise described in the prospectus supplement, the senior debt securities are not convertible or exchangeable for our common stock.

Certain Covenants

Merger, Consolidation, or Sale of Assets

The senior indenture provides that we may not merge with another company or sell or lease all of our property to another company unless:

•	We are the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the payment of principal and interest on the senior debt securities and the performance and observance of all the covenants and conditions of the senior indenture binding on us; and

•	immediately after such transaction, we, or the successor corporation, is not in default in the performance of a covenant or condition in the senior indenture.

Reports

The senior indenture provides that as long as any senior debt securities are outstanding, we will file with the senior trustee and furnish to the holders of senior debt securities all reports on Forms 8-K, 10-Q and 10-K and all proxy statements that we file with the SEC. If we are no longer subject to Section 13 or 15(d) of the Exchange Act, we will not be obligated to provide these reports to the senior trustee and holders.

Absence of Certain Covenants

The prospectus supplement will specify any additional restrictive covenants applicable to the senior debt securities. The senior indenture does not contain provisions permitting the holders of senior debt securities to require us to repurchase or redeem the senior debt securities in the event of a takeover, recapitalization or similar restructuring, highly leveraged transaction, or downgrading of our debt ratings.

Events of Default; Remedies

The senior indenture provides that each of the following constitutes an event of default:

•	failure to pay interest on any senior debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or premium, if any, on any senior debt security of that series when due;

•	failure to deposit any mandatory sinking fund payment, when due on senior debt securities of that series;

•	failure to comply with the provisions described above under the heading “Description of Senior Debt Securities—Certain Covenants—Merger, Consolidation, or Sale of Assets”;

•	failure by us to comply with any of our other agreements in the senior indenture or the senior debt securities for 60 days after notice from the senior trustee or holders of at least 25% of the principal amount of the outstanding senior debt securities of that series;

•	certain events of bankruptcy or insolvency with respect to us; and

•	any other event of default that may be specified for the senior debt securities of that series when that series is created.

If an event of default under the senior indenture occurs on outstanding senior debt securities of a particular series and continues, the senior trustee or holders of at least 25% of that series of senior debt securities may declare the principal amount of all senior debt securities in that series to be due and payable immediately. Under certain circumstances, holders of a majority of the senior debt securities in a series may rescind a declaration.

Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency all principal, premium, if any, and interest on outstanding senior debt securities will become due and payable without further action or notice.

Except in the case of a default in payment, the senior trustee may withhold notice if it determines that withholding notice is in best interest of the holders of the senior debt securities.

If an event of default occurs under the senior indenture which event of default:

•	occurs as a result of our willful action (or inaction); and

•	results in the avoidance of the payment of any premium that we would have had to pay upon redemption of senior debt securities then, an equivalent premium shall also become immediately due and payable if the senior debt securities are repaid.

The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive the rights of all holders with respect to circumstances that constitute an event of default or will constitute an event of default with notice and the passage of time. The holders must waive the rights in a written notice to the senior trustee. Holders of a majority of the securities cannot, however, waive the rights of all holders relating to these events if they involve a default in payment obligations. Any waivers that are given will not apply to any subsequent default or unrelated default and will not impair any future rights if those types of defaults occur.

securities that its participants deposit with DTC to facilitate the settlement among participants of transactions in deposited securities through electronic computerized book-entry changes in participants’ accounts. This computerized process eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. These entities are considered to be “direct participants” of DTC. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system also is available to others, known as “indirect participants,” such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

DTC may act as securities depositary for the debt securities offered under this prospectus. Each debt security represented by a global security is referred to as a book-entry security. Upon initial issuance, all book-entry securities of the same series, bearing interest, if any, at the same rate or pursuant to the same formula, and having the same date of issuance, redemption provisions, repayment provisions, stated maturity and other terms, will be represented by one or more global securities. Each global security representing book-entry securities will be deposited with or on behalf of DTC and will be registered in the name of DTC or a nominee of DTC. Unless otherwise specified in the applicable prospectus supplement, all book-entry securities will be denominated in U.S. dollars.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser, whom we refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. DTC has no knowledge of the identity of the actual beneficial owners of the debt securities; its records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Beneficial owners will not receive certificates representing their ownership interests in book-entry securities, unless use of the book-entry system is discontinued for the relevant securities. Beneficial owners will not receive written confirmation from DTC of their purchases, but are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the debt securities. Transfers of ownership interests in the debt securities will be accomplished by entries on the books of participants acting on behalf of beneficial owners.

Payments of principal, any premium and interest on book-entry securities will be made directly to DTC or its nominee, as the case may be, as the sole registered holder of the book-entry securities. We understand that DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Neither we nor the trustee or any paying or other agent of either of us will be responsible or liable for:

•	any aspect of DTC’s records relating to, or payments made on account of, its participants;

•	maintaining, supervising or reviewing any of DTC’s records relating to the interests of its participants; or

•	any other aspect of the relationship between DTC and its participants, or the relationship between DTC’s participants and the beneficial owners.

Beneficial owners will not be considered the registered holders of the debt securities for any purpose under the applicable indenture. Accordingly, each beneficial owner must rely on the procedures of DTC or, if the beneficial owner is not a participant, on the procedures of the participant through which the beneficial owner owns its interest, to exercise any rights of a registered holder under the applicable indenture. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

As the registered holder of each global security, DTC may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a registered holder is entitled to give or take under the applicable indenture. It is our understanding that under existing industry practices, if we request that the registered holders take any action, or if a beneficial owner desires to give or take any action that a registered holder is entitled to give or take, then DTC would authorize the participants holding the relevant beneficial interests to give or take such action and the participants would authorize beneficial owners owning through them to give or take the action or would otherwise act upon the instructions of the beneficial owners.

No global security representing book-entry securities may be exchanged or transferred, except as a whole by a nominee of DTC to DTC or another of its nominees, or by DTC or its nominees to a successor of DTC or a nominee of the successor.

We may, at our option, decide to discontinue use of the system of book-entry transfers. DTC may discontinue providing its services as securities depositary with respect to any of the debt securities at any time by giving reasonable notice to us and the relevant trustee. After an event of default, the system of book-entry transfers may be terminated. In each case, if a successor securities depositary is not obtained, certificates representing the debt securities will be printed and delivered as DTC’s participants direct.

DESCRIPTION OF SECURITIES WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. This section summarizes the general terms and provisions of the securities warrants, warrant agreements and warrant certificates. Because this is only a summary, it does not contain all of the details found in the full text of the warrant agreements and the warrant certificates. If you would like additional information, you should read the applicable form of warrant agreement and form of warrant certificate, which will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus relates.

We may issue securities warrants alone or together with other securities offered by the prospectus supplement. Securities warrants may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, as described in the prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders or beneficial owners of the securities warrants.

General

If we offer securities warrants, the applicable prospectus supplement will describe the terms of the warrants. If securities warrants for the purchase of debt securities are offered, the prospectus supplement will describe the terms of those securities warrants, including the following, if applicable:

•	the offering price;

•	the currencies in which the securities warrants will be offered;

•	the designation, total principal amount, currencies, denominations and terms of the series of debt securities that may be purchased upon exercise of the securities warrants;

•	the designation and terms of any series of securities with which the securities warrants are being offered, and the number of securities warrants offered with each security;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related series of securities;

•	the principal amount of the series of debt securities that may be purchased if a holder exercises the securities warrants and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise the securities warrants begins and expires;

•	whether the securities warrants will be issued in registered or bearer form;

•	a discussion of material U.S. federal income tax consequences; and

•	any other terms of the securities warrants.

If we offer securities warrants for the purchase of preferred stock or common stock, the prospectus supplement will set forth the specific terms and provisions of those securities warrants, including the following if applicable:

•	the offering price;

•	the total number of shares that may be purchased if all of the holders exercise the securities warrants and, in the case of securities warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise of the securities warrants;

•	the designation and terms of the series of securities with which the securities warrants are being offered, and the number of securities warrants being offered with each security;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related series of securities;

•	the number of shares of preferred stock or common stock that may be purchased if a holder exercises any one securities warrant and the price at which the preferred stock or common stock may be purchased upon exercise;

•	the date on which the right to exercise the securities warrants begins and expires;

•	a discussion of any material U.S. federal income tax consequences; and

•	any other terms of the securities warrants.

Securities warrants for the purchase of preferred stock or common stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

A holder of warrant certificates may:

•	exchange them for new warrant certificates of different denominations;

•	present them for registration of transfer, if they are in registered form; and

•	exercise them at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.

Until any securities warrants to purchase debt securities are exercised, holders of the securities warrants will not have any of the rights of holders of debt securities, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any securities warrants to purchase preferred stock or common stock are exercised, holders of the securities warrants will not have any rights of holders of the underlying preferred stock or common stock, including any right to receive payments of dividends or to exercise any voting rights.

Exercise of Securities Warrants

Each holder of a securities warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock or common stock, as the case may be, at the exercise price described in the prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised securities warrants will become void.

Holders of securities warrants may exercise them by:

•	delivering to the warrant agent the payment required to purchase the underlying securities, as stated in the applicable prospectus supplement;

•	properly completing and signing the reverse side of their warrant certificate(s); and

•	delivering their warrant certificate(s) to the warrant agent within the time specified by the prospectus supplement.

If you comply with the procedures described above, your securities warrants will be considered to have been exercised when we receive payment of the exercise price. As soon as practicable after you have completed these procedures, we will issue and deliver to you the debt securities, preferred stock or common stock, as the case may be, that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a warrant certificate we will issue to you a new warrant certificate for the unexercised amount of securities warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not adversely affect the interests of the holders.

Common Stock Warrant Adjustments

The exercise price of, and the number of shares of common stock covered by, a common stock warrant will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them (within the period expiring 45 days after the record date for determining the stockholders entitled to receive the rights or warrants) to subscribe for or purchase common stock at less than the current market price, as defined in the warrant agreement; or

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets (excluding some cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

If we distribute any rights or warrants to acquire capital stock, as described above, pursuant to which separate certificates representing the rights will be distributed after the initial distribution of the rights, the subsequent distribution will be considered to be the actual distribution. However, instead of adjusting the exercise price of and the number of shares of common stock covered by a common stock warrant upon a distribution of separate certificates representing the right to acquire capital stock, we may make arrangements so that:

•	each holder of a common stock warrant who exercises the warrant, or any portion of it, before the record date for the distribution of separate certificates will be entitled to receive shares of common stock issued with the rights; and

•	each holder of a common stock warrant who exercises the warrant, or any portion of it, after the record date but before the date the rights expire or are redeemed or terminated will be entitled to receive, in addition to the shares of common stock underlying the warrant, the same number of rights as would the holder of the number of shares of common stock to which the warrant holder would have been entitled if he or she exercised the warrant immediately before the record date for the distribution.

Common stock owned by or held on our account will not be considered to be outstanding for the purpose of any adjustment.

The exercise price and number of shares of common stock underlying a common stock warrant will not be adjusted if cash dividends or distributions are made regularly. An adjustment will not be required unless it results in a change of 1% or more of the exercise price. Any required adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. Moreover, any adjustment that is not made at the time of the event requiring the adjustment must be made no later than three years after the occurrence of the event. Except as stated above, the exercise price and number of shares of common stock underlying a common stock warrant will not be adjusted for the issuance of common stock or securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

If one of the following occurs:

•	a reclassification or change of the common stock, other than changes in par value;

•	a consolidation or merger involving us except where we are the continuing corporation and reclassification or change of the common stock is involved; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets;

then the holders of the common stock warrants will be entitled to convert their common stock warrants into the kind and amount of securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance, had the common stock warrants been exercised immediately before the reclassification, change, consolidation, merger, sale or conveyance.

PLAN OF DISTRIBUTION

We may offer and sell the securities offered by this prospectus in any of three ways:

•	through agents;

•	through underwriters or dealers; or

•	directly to one or more purchasers.

The securities may be distributed from time to time in one or more transactions at negotiated prices, at a fixed price (that is subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale, or at prices related to the prevailing market prices.

The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:

•	the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of underwriters or agents;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.

We may authorize underwriters, dealers and agents to solicit offers from specified institutions to purchase the securities from us at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” that provide for payment and delivery on a specified future date. Any contracts like this will be subject to the conditions listed in the prospectus supplement. The prospectus supplement also will state the commission to be paid to underwriters, dealers and agents who solicit these contracts.

Any underwriter, dealer or agent who participates in the distribution of an offering of securities may be considered by the SEC to be an underwriter under the Securities Act. Any discounts or commissions received by an underwriter, dealer or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act. Under agreements with us, underwriters, dealers and agents may be entitled to indemnification by us against some civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents also may be entitled to contributions for any payments the underwriters, dealers or agents are required to make with respect to some civil liabilities, including liabilities under the Securities Act. Underwriters and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase any offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than the common stock, will be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities. However, these underwriters will not be obligated to make a market in the securities and may discontinue any market-making at any time without notice. We cannot assure you that the trading market for any of the securities will be or remain liquid at any time.

EXPERTS

The financial statements and schedule of MGI PHARMA, INC. as of December 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the securities offered by this prospectus and the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, which constitute a part of the registration statement, do not include all of the information contained in the registration statement. For further information about us, you should review the registration statement and its exhibits and schedules. You may read and copy any document we file with the Commission at its public reference room at 450 Fifth Street, NW, Washington, DC 20549, as well as at its regional offices located at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Please call the Commission at 1-800-SEC-0330 for further information about its public reference facilities and copy charges. Our filings are also available to the public from the Commission’s web site at http://www.sec.gov or may be accessed through our web site at http://www.mgipharma.com.

We file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information are available for inspection and copying at the Commission’s public reference room and the regional offices listed above and can be obtained over the Internet through the Commission’s web site or through our web site.

The Commission allows us to incorporate by reference information into this prospectus. This allows us to disclose important information to you by referring you to another document filed separately with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supercede the information in this prospectus and any accompanying prospectus supplement.

The documents that we are incorporating by reference are:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 20, 2003;

•	our quarterly report on Form 10-Q filed on May 8, 2003;

•	our report on Form 8-K filed on April 23, 2003; and

•	our Form 8-A, filed on October 25, 1982, as amended on July 20, 1987; and our Form 8-A filed on July 15, 1998, as amended on March 20, 2000, all of which contain descriptions of our common stock.

We also are incorporating by reference any future filings made by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the completion of this offering.

You can obtain a copy of any documents which are incorporated by reference in this prospectus and the accompanying prospectus supplement (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning William Brown, at MGI PHARMA, INC., 5775 West Old Shakopee Road, Suite 100, Bloomington, MN 55437, (952) 346-4700.

You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone else to provide you with information that is different. We are only offering the securities in states where it is legal to offer and sell them. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the cover page of the document. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a prospectus supplement or a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

4,400,000 Shares

MGI PHARMA, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

U.S. Bancorp Piper Jaffray

Lazard

C. E. Unterberg, Towbin

August 7, 2003